Board of Trustees

Third Lake Partners Alternative Yield Strategy Fund

1600 East 8th Avenue, Suite A132-A

Tampa, FL 33605

Re: Initial Capital Investment

Dear Board Members:

In connection with the initial capitalization of the Third Lake Partners Alternative Yield Strategy Fund (the “Trust”), I, Nathan Sheldon will invest an initial $40,000 of seed capital along with other initial investors into the Trust, as required by Section 14 of the Investment Company Act of 1940, as amended.

I, Nathan Sheldon, hereby subscribe to purchase a beneficial interest (“Interest”) in the Trust in the amount of $40,000 for 1,600 shares at net asset value of $25.00 per share, in consideration for which I agree to transfer to you upon demand cash in the amount of $40,000.00.

I agree that the Interest is being purchased for investment purposes only, and not for distribution or resale to the public.

Sincerely,

By: __/s/ Nathan Sheldon ____________

Name: Nathan Sheldon

Date: July 2, 2026

ACCEPTANCE:

The foregoing Letter is hereby accepted.

Third Lake Partners Alternative Yield Strategy Fund

By: __/s/ Robert S. Forsythe ___________

Name: Robert S. Forsythe

Title: President and Principal Executive Officer

Date: July 7, 2026